Exhibit (a)(5)(ii)

Get Liquidity for Non-Traded Blue Owl BDC or Starwood REIT Shares.

Our tech-enabled platform makes the process fast, secure, and seamless.

Visit the Platform

Saba | Capital

COX
CAPITAL PARTNERS

Receive **direct liquidity** for your Blue Owl Capital Corp. II or Starwood REIT shares.

Our easy-to-use online platform—built for institutional-grade secondary market transactions.

Begin the Tender Process Now

Saba | Capital

COX
CAPITAL PARTNERS